The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these notes, and it is not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated November 6, 2019.

PRELIMINARY PRICING SUPPLEMENT No. F993 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 Dated November 6, 2019

Credit Suisse AG $• Trigger Callable Yield Notes

Linked to the performance of the Least Performing Underlying between the SPDR® Dow Jones Industrial AverageSM ETF Trust and the iShares® Russell 2000 ETF due on or about November 4, 2020

Investment Description

Trigger Callable Yield Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between the SPDR® Dow Jones Industrial AverageSM ETF Trust and the iShares® Russell 2000 ETF (each an “Underlying” and together the “Underlyings”). Credit Suisse will pay you a quarterly coupon payment regardless of the performance of the Underlyings. Credit Suisse may, at its election, call the Notes prior to maturity on any Coupon Payment Date regardless of the performance of the Underlyings. If the Notes are called by Credit Suisse at its election, Credit Suisse will pay you the Principal Amount of your Notes plus the coupon payment otherwise due, and no further amounts will be owed to you under the Notes. If the Notes are not called by Credit Suisse at its election prior to maturity and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called by Credit Suisse at its election prior to maturity and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will deliver to you a number of shares of the the underlying with the lowest Underlying Return (the “Least Performing Underlying”) resulting in a loss on your principal that is proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level and, if applicable, cash in lieu of fractional shares. In that case, you will lose a significant portion and possibly all of your investment. Investing in the Notes involves significant risks. You will a significant portion and possibly all of your investment if the Notes are not called by Credit Suisse at its election on any Coupon Payment Date and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. You will be exposed to the market risk of each Underlying on the Final Valuation Date, and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlying. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Credit Suisse may call the Notes, at its election, on any Coupon Payment Date prior to maturity, regardless of the performance of the Underlyings. Any payment or delivery on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to meet its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates*

☐	Income — Regardless of the performance of the Underlyings, Credit Suisse will pay you a quarterly Coupon, unless the Notes have been previously called. In exchange for receiving the quarterly Coupon on the Notes, you are accepting the risk of receiving the Share Delivery Amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless.
☐	Issuer Callable — Credit Suisse may, at its election, call the Notes on any Coupon Payment Date, prior to maturity, upon written notice to the trustee regardless of the Closing Level of any Underlying and Credit Suisse will pay you the Principal Amount of your Notes plus the Coupon otherwise due. If the Notes are called, no further payments will be made after Credit Suisse makes the applicable payment. If the Notes are not called by Credit Suisse at its election, investors may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.
☐	Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you your full principal amount at maturity plus the final Coupon. If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will deliver to you a number of shares of the Least Performing Underlying equal to the Share Delivery Amount for your Notes and if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment or delivery on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to meet its obligations as they become due.

Trade Date*	November 13, 2019
Settlement Date*	November 15, 2019
Coupon Payment Dates**	Quarterly , commencing on February 12, 2020
Final Valuation Date**	October 30, 2020
Maturity Date**	November 4, 2020
*	Expected. See page 4 for additional details.
**	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSe YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE Least PERFORMING Underlying from its Initial Underlying Level to its Final Underlying Level. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF Credit Suisse. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A significant portion and possibly all OF YOUR INITIAL INVESTMENT IN THE NOTES. the Notes will not be listed on any exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
Note Offering

These key terms relate to Notes linked to the performance of the Least Performing Underlying between the Underlyings set forth in the table below. The Notes are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof.

Underlyings	Tickers	Coupon Rate	Initial Underlying Levels	Downside Thresholds	Share Delivery Amount***	CUSIP	ISIN
SPDR® Dow Jones Industrial AverageSM ETF Trust	DIA UP <Equity>	6.00% to 7.00% per annum		$75% of the Initial Underlying Level	• shares per Note	22550K590	US22550K5902
iShares® Russell 2000 ETF	IWM UP <Equity>			$75% of the Initial Underlying Level	• shares per Note

*** In each case, equal to a number of shares of the Least Performing Underlying per $1,000 Principal Amount divided by its Initial Underlying Level, subject to adjustment as described under “Description of the Securities—Adjustments” in any accompanying product supplement. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction multiplied by the Final Underlying Level.

Credit Suisse currently estimates the value of each $1,000 principal amount of the Notes on the Trade Date will be between $960 and $990 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the Least Performing Underlying between the SPDR® Dow Jones Industrial AverageSM ETF Trust and the iShares® Russell 2000 ETF	$•	$1,000	$•	$10	$•	$990

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $10 per $1,000 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement No. I–C dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes offered so as to enable an investor to decide to purchase or subscribe the Notes.

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You believe the Final Underlying Level of each Underlying will be equal to or greater than its Downside Threshold.

♦    You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to any depreciation of the Underlying from the Initial Underlying Price to the Final Underlying Price.

♦    You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

♦    You understand and accept that you will not participate in any appreciation in the levels of the Underlyings, which may be significant, and that your potential return is limited to the coupon payments.

♦    You are willing to invest in the Notes if the Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Coupon Rate will be set on the Trade Date).

♦    You are willing to forgo any dividends paid on the Underlyings or the equity securities included in the Underlyings.

♦    You are willing to invest in notes that may be called early at the election of Credit Suisse regardless of the Closing Level of any Underlying on any trading day dring the term of the Notes and are otherwise willing to hold such notes to maturity, and you accept that there may be little or no secondary market for the Notes.

♦    You understand and accept the risks associated with the Underlyings.

♦    You are willing to assume the credit risk of Credit Suisse and you understand that any payment or delivery on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You believe that the level of either Underlying will decline during the term of the Notes and is likely to close below its Downside Threshold.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment and you are not willing to make an investment that may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦   You are unwilling to accept the individual market risk of each Underlying or are unwilling to accept the risk that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

♦   You seek an investment that participates in the appreciation in the level of either Underlying or that has unlimited return potential.

♦   You are unwilling to invest in the Notes if the Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Coupon Rate will be set on the Trade Date).

♦   You prefer to receive the dividends paid on the Underlyings or the equity securities included in the Underlyings.

♦   You are unable or unwilling to hold notes that may be called early at the election of Credit Suisse regardless of the Closing Level of any Underlying on any trading day dring the term of the Notes or are otherwise unable or unwilling to hold such notes to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not understand or accept the risks associated with the Underlyings.

♦   You are unwilling to assume the credit risk of Credit Suisse.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$1,000 per Note
Term	Approximately one year, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Coupon Payment Dates to ensure that the term between each Coupon Payment Date remains the same and/or (ii) Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings	The SPDR® Dow Jones Industrial AverageSM ETF Trust and the iShares® Russell 2000 ETF.
Coupon Rate	6.00% to 7.00% per annum, or $15 to $17.50 per quarter per Note (to be determined on the Trade Date). The coupon payments will be made in equal quarterly installments on the Coupon Payment Dates, regardless of the performance of the Underlyings, unless the Notes are earlier called.

Coupon (per Note) SPDR® Dow Jones Industrial AverageSM ETF Trust and iShares® Russell 2000 ETF
$15 to $17.50 per quarter
Issuer Call

The Notes may be called by Credit Suisse at its election on any Coupon Payment Date prior to maturity regardless of the Closing Level of any Underlying on such Coupon Payment Date.

If the Notes are subject to an Issuer Call, Credit Suisse will pay you on the applicable Coupon Payment Date a cash payment per Note equal to the Principal Amount plus the coupon payment otherwise due, and no further payments will be made on the Notes. If Credit Suisse elects to call the Notes on a Coupon Payment Date, it will deliver written notice to The Depository Trust Company (“DTC”) at least two business days prior to that date (each such second business day, a “Call Notice Date”).

The Call Notice Dates are expected to be: February 10, 2020, May 8, 2020, August 10, 2020 and October 30, 2020. Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Key Terms

Payment at Maturity (per Note)

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $1,000 plus the coupon payment otherwise due on the Maturity Date.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, on the Maturity Date, Credit Suisse will deliver to you the Share Delivery Amount and, if applicable, cash in lieu of fractional shares for your Notes. Any cash payment in lieu of fractional shares will be equal to that fraction multiplied by the Final Underlying Level. The value of the Share Delivery Amount is expected to be worth less than the principal amount and may be worthless.

Share Delivery Amount	A number of shares of the Least Performing Underlying per $1,000 Principal Amount divided by its Initial Underlying Level, subject to adjustment as described under “Description of the Securities—Adjustments” in any accompanying product supplement. We will calculate the Share Delivery Amount in the aggregate for the Notes you hold and in lieu of any fractional shares in respect of the aggregate Share Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Underlying Level. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount.
Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level

Downside Threshold	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Initial Underlying Level	For each Underlying, the Closing Level of such Underlying on the Trade Date. In the event that the Closing Level for any Underlying is not available on the Trade Date, the Initial Underlying Level for such Underlying will be determined on the immediately following trading day on which a Closing Level is available.
Final Underlying Level	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date, as determined by the calculation agent.
Closing Level	For each Underlying, the Closing Level of such Underlying on any trading day will be the last reported sale price for one share of such Underlying, regular way, of the principal trading session on such day on the relevant exchange multiplied by the share adjustment factor for such Underlying.
Coupon Payment Dates

Coupon payments will be paid in equal quarterly installments on the Coupon Payment Dates listed below, unless previously called. The Coupon Payment Dates are expected to be: February 12, 2020, May 12, 2020, August 12, 2020 and November 4, 2020.

Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Lowest Performing Underlying	Least Performing Underlying
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level
Physical Delivery Amount	Share Delivery Amount

Investment Timeline

Trade Date	The Initial Underlying Level of each Underlying is observed and the Downside Threshold for each Underlying are determined.

Quarterly (callable by Credit Suisse at its election)

Regardless of the performance of the Underlyings, Credit Suisse will pay you a coupon on the applicable Coupon Payment Date.

Credit Suisse may, at its election, call the Notes on any Coupon Payment Date, prior to maturity, regardless of the Closing Level of any Underlying. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to $1,000 plus the coupon payment otherwise due.

Maturity Date

The Final Underlying Level of each Underlying is observed on the Final Valuation Date.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $1,000.

If the Notes have not been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will deliver to you the Share Delivery Amount and, if applicable, cash in lieu of fractional shares plus the final coupon payment for your Notes.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION AND POSSIBLY ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT OR DELIVERY ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO MEET ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

You will be exposed to the market risk of each Underlying on the Final Valuation Date, and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Notes are subject to an Issuer Call on any Coupon Payment Date regardless of the Closing Level of any Underlying on such Coupon Payment Date. If the Notes are not called by Credit Suisse at its election, you will lose a significant portion and possibly all of your investment at maturity if the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level of any Underlying is less than its Downside Threshold, we will deliver to you a number of shares of such Underlying equal to the Share Delivery Amount for each Note that you own instead of the principal amount in cash and, if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. In this case, at maturity, any amount Credit Suisse will pay or deliver to you will be worth less than the principal amount of the Notes and may be worthless. It is not possible to predict whether the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold, and in such event, by how much the level of the Least Performing Underlying has decreased from its Initial Underlying Level to its Final Underlying Level. Any payment or delivery on the Notes is subject to our ability to meet our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes will not pay more than the principal amount plus any coupon payments — The return potential on the Notes is limited to the Coupon Rate regardless of the potential appreciation of the Underlyings. Therefore, the Notes do not provide for a return greater than the principal amount, plus the Final Coupon. Even if the Final Underlying Level of each Underlying is greater than its respective Initial Underlying Level, you will not participate in the appreciation of any Underlying despite the potential for full downside exposure to the Least Performing Underlying at maturity. Therefore, the maximum amount payable with respect to the Notes (excluding Coupons) is $1,000 for each $1,000 principal amount of the Notes. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon Issuer Call. The amount payable per Note may be less than the amount payable on a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the Underlyings.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to meet our obligations on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	The Notes are subject to a potential Issuer Call prior to maturity, which would limit your opportunity to be paid Coupons over the full term of the Notes — Credit Suisse may, at its election, call the Notes on any Coupon Payment Date, prior to maturity, regardless of the performance of the Underlyings, and Credit Suisse will pay you a cash payment equal to the principal amount of the Notes you hold plus any Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Notes. If the Notes are called prior to maturity, you will lose the opportunity to continue to accrue and be paid Coupons from the date of Issuer Call to the scheduled Maturity Date and you may be unable to invest in other Notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. The Notes can be called as early as the first Coupon Payment Date, so the holding period over which you may receive the per annum Coupon Rate could be as short as approximately three months.

♦	Our decision to redeem the Notes may depend on the interest we would pay on a conventional fixed-rate, non-callable debt security of comparable maturity — It is more likely that Credit Suisse will, at its election, call the Notes prior to maturity during periods when the interest we would pay on a conventional fixed-

rate, non-callable debt security of comparable maturity is less than the Coupon Rate. The greater likelihood of Credit Suisse calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar level of risk that yield as much interest as the Notes. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments, which includes your risk of not receiving a Coupon is relatively higher.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level of such Underlying could be less than its Downside Threshold, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Downside Thresholds) than for similar notes linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, relatively lower Downside Thresholds may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatilities of the Underlyings can change significantly over the term of the Notes. The levels of the Underlyings for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	The value of the Share Delivery Amount could be less on the Maturity Date than on the Final Valuation Date — If the Final Underlying Level of the Least Performing Underlying is less than the Downside Threshold, you will receive on the Maturity Date the Share Delivery Amount, which will consist of a whole number of shares of such Underlying, plus an amount in cash in lieu of any fractional share. The value of the Share Delivery Amount on the Final Valuation Date will be less than $1,000 per $1,000 principal amount of Notes and could fluctuate, possibly decreasing, in the period between the Final Valuation Date and the Maturity Date. We will make no adjustments to the Share Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Share Delivery Amount between the Final Valuation Date and the Maturity Date.

♦	Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of you sustaining a significant loss on your investment — The risk that you will lose a significant portion and possibly all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar notes that are linked to the performance of fewer Underlyings. With more than one Underlying, it is more likely that the Final Underlying Level of at least one Underlying will be less than its Downside Threshold. Therefore it is more likely that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for loss of principal at Maturity. Credit Suisse determines the Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings will be reflected in a higher Coupon Rate than would be payable on notes linked to fewer underlyings that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	There are risks associated with the Underlyings — Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. Each Underlying is subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of each Underlying and consequently the value of the Notes. For additional information on the Underlyings, see “The Underlyings” herein.

♦	The performance and market value of each Underlying, particularly during periods of market volatility, may not correlate to the performance of its Tracked Index — Each Underlying will generally invest in all of the equity securities included in the index tracked by such Underlying (each such index, a “Tracked Index”), but may not fully replicate such Tracked Index. There may be instances where an Underlying’s investment advisor may choose to overweight another stock in such Underlying’s Tracked Index, purchase securities not included in such Underlying’s Tracked Index that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of such Underlying’s Tracked Index. Finally, because the shares of each Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of such Underlying.

During periods of market volatility, securities held by each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Underlying and the liquidity of such Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Underlying. As a result, under these circumstances, the market value of shares of each Underlying may vary substantially from the net asset value per share of such Underlying. For all the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Tracked Index. For additional information on the Underlyings, see “The Underlyings” herein.

♦	The Notes are linked to the iShares® Russell 2000 ETF and are subject to the risks associated with small-capitalization companies — The iShares® Russell 2000 ETF is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the iShares® Russell 2000 ETF may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in instruments related to the Underlyings. We, any dealer or our or their respective affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	The estimated value of the Notes on the Trade Date may be less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Issuer Call or, if the Notes are not called by Credit Suisse at its election, the Final Underlying Level of the Least Performing Underlying being equal to or greater than its Downside Threshold. Because the Downside Thresholds are observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the levels of all of the Underlyings are above their respective Downside Thresholds at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value and whether to call the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment or delivery on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Notes;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned shares of the Underlyings or the assets that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of shares of the Underlyings or assets that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlyings or the assets that comprise the Underlyings. Further, the performance of the Underlyings will not include these dividends or distributions and does not contain a "total return" feature.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payments upon Issuer Call (if any) or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount to the $1,000 Price to Public. The actual terms will be determined on the Trade Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$1,000
Investment term:	Approximately one year (unless earlier called)
Initial Underlying Levels:	$100 for each Underlying
Coupon Rate:	6.00% per annum (or 1.50% per quarter) , the bottom of the expected range set forth on the cover of this pricing supplement
Coupon Payment:	$15 per quarter
Coupon Payment Dates:	Quarterly
Downside Thresholds:	$75 for each Underlying (75% of its Initial Price)
Share Delivery Amount:	10 shares per Note (Principal amount per
Note/Final Underlying Level of
the Least Performing Underlying)
Share adjustment factor:	1.0

Example 1 — Notes are called on the First Coupon Payment Date

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	$1,015 ($1,000 + $15) – Notes are called
Total: $1,015 (1.50% return)

Since the Notes are called on the first Coupon Payment Date, Credit Suisse will pay you on such Coupon Payment Date a total of $1,015 per Note, reflecting your Principal Amount plus the applicable coupon payment, for a 1.50% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT called and the Final Underlying Level of each Underlying is at or above its Downside Threshold

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT called; $15 (coupon payment) – Notes are not called
Second Coupon Payment Date	N/A	Notes NOT called; $15 (coupon payment) – Notes are not called
Third Coupon Payment Date	N/A	Notes NOT called; $15 (coupon payment) – Notes are not called

Final Valuation Date	DIA: $115 (at or above Downside Threshold) IWM: $125 (at or above Downside Threshold)	Notes NOT called; Closing Level of each Underlying above its Downside Threshold on the Final Valuation Date $1,015 (Payment at Maturity)
Total: $1,060 (6.00% return)

Since the Notes are not called at the election of Credit Suisse, the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold. At maturity, Credit Suisse will pay you a total of $1,015 per Note, reflecting your Principal Amount plus the applicable coupon payment. When added to the coupon payments of $45 received prior to maturity, Credit Suisse will have paid you a total of $1,060 per Note, for a 6.00% total return on the Notes.

Example 3 — Notes are NOT called and the Final Underlying Level of the Least Performing Underlying is below its Downside Threshold

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT called; $15 (coupon payment) – Notes are not called
Second Coupon Payment Date	N/A	Notes NOT called; $15 (coupon payment) – Notes are not called
Third Coupon Payment Date	N/A	Notes NOT called; $15 (coupon payment) – Notes are not called
Final Valuation Date	DIA: $40 (at or above Downside Threshold) IWM: $90 (at or above Downside Threshold)	Notes NOT called; Closing Level of at least one Underlying below its Downside Threshold on the Final Valuation Date 10 shares of the DIA, worth approximately $400, plus a $15 coupon payment
Total: $460 (-54% return)

In this example, Credit Suisse does not elect to call the Notes and the Notes remain outstanding until maturity. In this example, the DIA is the Least Performing Underlying. Because the Final Underlying Level of at least one Underlying is less than its Downside Threshold, Credit Suisse will pay you the Share Delivery Amount and, if applicable, cash in lieu of fractional shares plus the applicable Coupon payment due at maturity, together with the previous coupon payments, a total amount of cash and shares worth approximately $460 per $1,000 Principal Amount for a -54% total return over (as of the Final Valuation Date) the term of the Notes.

The cash value of the Share Delivery Amount will equal:

$40 × 10 shares

= $400*

The Payment at Maturity = Share Delivery Amount + Coupon Payment at Maturity

= $400 + $15 = $415

*$400 represents the cash value of the Share Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, at maturity Credit Suisse will deliver to you for the Note, 10 shares of the Underlying, the value of which could be less on the Maturity Date than on the Final Valuation Date, along with cash in lieu of any fractional share.

In addition, you will receive Coupon payments of $15 on each Coupon Payment Date prior to the Maturity Date. When added to the Payment at Maturity, you will have received a total of $460 per $1,000 principal amount, a 54% total loss on the Notes.

Hypothetical Payment at Maturity excluding any Coupons

The table below assumes the Notes are not called by Credit Suisse at its election prior to the Final Valuation Date and illustrates, for a $1,000 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying, excluding Coupons. If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $1,000 plus the payable coupon. You should consider carefully whether the Notes are suitable to your investment goals. Any payment or delivery on the Notes is subject to our ability to meet our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity (excluding Coupons)
100%	N/A	$1,000
90%	N/A	$1,000
80%	N/A	$1,000
70%	N/A	$1,000
60%	N/A	$1,000
50%	N/A	$1,000
40%	N/A	$1,000
30%	N/A	$1,000
20%	N/A	$1,000
10%	N/A	$1,000
0%	0%	$1,000
−10%	−10%	$1,000
−20%	−20%	$1,000
−25%	−25%	$1,000
−26%	−26%	10 shares
−30%	−30%	10 shares
−40%	−40%	10 shares
−50%	−50%	10 shares
−60%	−60%	10 shares
−70%	−70%	10 shares
−80%	−80%	10 shares
−90%	−90%	10 shares
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The SPDR® Dow Jones Industrial AverageSM ETF Trust

You may receive shares of the Least Performing Underlying at maturity as payment on the securities. Therefore in making your decision to invest in the securities, you should review the prospectus related to the SPDR® Dow Jones Industrial AverageSM ETF Trust. The prospectus for the SPDR® Dow Jones Industrial AverageSM ETF Trust was filed by the SPDR® Dow Jones Industrial AverageSM ETF Trust on February 12, 2019 and is available at

https://www.sec.gov/Archives/edgar/data/1041130/000119312519037795/d653095d497.htm

In making your decision to invest in the securities, you should pay particular attention to the section of the prospectus entitled “Principal Risks of Investing in the Trust.” The contents of the prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof. We have not undertaken an independent review or due diligence of any publicly available information regarding the prospectus.

We have derived all information contained herein regarding the SPDR® Dow Jones Industrial AverageSM ETF Trust from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services, LLC, which maintains and manages the SPDR® Dow Jones Industrial AverageSM ETF Trust and acts as investment advisor to the SPDR® Dow Jones Industrial AverageSM ETF Trust. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® Dow Jones Industrial AverageSM ETF Trust.

The SPDR® Dow Jones Industrial AverageSM ETF Trust is an exchange-traded fund that seeks to track the investment results of the Dow Jones Industrial Average, which is composed of 30 blue-chip U.S. stocks.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® Dow Jones Industrial AverageSM ETF Trust. Information filed by SPDR® Series Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Shares of the SPDR® Dow Jones Industrial AverageSM ETF Trust are listed on the NYSE Arca under ticker symbol “DIA.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

The iShares® Russell 2000 ETF

You may receive shares of the Least Performing Underlying at maturity as payment on the securities. Therefore in making your decision to invest in the securities, you should review the prospectus related to the iShares® Russell 2000 ETF. The prospectus for the iShares® Russell 2000 ETF was filed by the iShares® Russell 2000 ETF on August 1, 2019 and is available at

https://www.sec.gov/Archives/edgar/data/1100663/000119312519210438/d744678d497k.htm

In making your decision to invest in the securities, you should pay particular attention to the section of the prospectus entitled “Summary of Principal Risks.” The contents of the prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof. We have not undertaken an independent review or due diligence of any publicly available information regarding the prospectus.

We have derived all information contained herein regarding the iShares® Russell 2000 ETF from publicly available information. Such information reflects the policies of, and is subject to change by, iShares Trust, which maintains and manages the iShares® Russell 2000 ETF, and BlackRock Fund Advisors, the investment advisor to the iShares® Russell 2000 ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® Russell 2000 ETF.

The iShares® Russell 2000 ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index.

Information filed by the iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-92935 and 811-09729. Shares of the iShares® Russell 2000 ETF are listed on the NYSE Arca under ticker symbol “IWM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the Closing Level of each Underlying from January 2, 2009 through November 1, 2019.

We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the SPDR® Dow Jones Industrial AverageSM ETF Trust, see “The Underlyings” herein.

The Closing Level of the SPDR® Dow Jones Industrial AverageSM ETF Trust on November 1, 2019 was $273.34. The red line on the SPDR® Dow Jones Industrial AverageSM ETF Trust graph represents its Downside Threshold.

Historical Performance of the SPDR® Dow Jones Industrial AverageSM ETF Trust

The Closing Level of the iShares® Russell 2000 ETF on November 1, 2019 was 158.10. The red line on the iShares® Russell 2000 ETF graph represents its Downside Threshold.

Historical Performance of the iShares® Russell 2000 ETF

Correlation of the Underlyings

The following graph sets forth the historical performances of the SPDR® Dow Jones Industrial AverageSM ETF Trust and the iShares® Russell 2000 ETF from January 2, 2009 through November 1, 2019, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100 on January 2, 2009 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2009 and multiplying by 100.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any Coupon Payment Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

Historical Performance of the SPDR® Dow Jones Industrial AverageSM ETF Trust and the iShares® Russell 2000 ETF

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of you sustaining a significant loss on your investment” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore the greater the number of Underlyings, the greater the potential for a loss of principal at Maturity. Credit Suisse determines the Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings will be reflected in a higher Coupon Rate than would be payable on notes linked to fewer underlyings that have a higher degree of correlation.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.” The discussions below and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the Notes for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the Note (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the Notes. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Under this treatment:

•	a portion of each coupon paid with respect to the Notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a Note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the Notes.

Under this treatment, if you receive cash upon a redemption of the Notes (including at maturity), you should recognize short-term capital gain in respect of the Put Option equal to the aggregate Put Premium previously received (including the Put Premium received upon redemption).  If you receive underlying shares at maturity of the Notes, you should not recognize gain or loss with respect to the Put Option (other than in respect of cash received in lieu of a fractional share) but instead should have a tax basis in the underlying shares received (including any fractional share deemed received) equal to your tax basis in the Notes minus the aggregate Put Premium previously received.  If you dispose of the Notes prior to their maturity (or earlier redemption), you should recognize gain or loss with respect to the Put Option and the Deposit by allocating the amounts you receive on the disposition based on the fair market values of the Put Option and the Deposit at that time.  In the case of the Put Option, the aggregate amount of Put Premium previously received should be added to the amount received upon the disposition for purposes of calculating your gain or loss with respect to the Put Option.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued. Alternatively, the Notes might be determined to be short-term debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax advisor regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Non-U.S. Holders. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the Notes under Section 871(m) will be made as of the Trade Date for the Notes and it is possible that the Notes will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Notes relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FATCA.  You should review the section entitled "Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities" in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor may receive a fee from Credit Suisse or one of our affiliates of up to $10 per $1,000 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.